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                                                                     Exhibit 5.1

                              SCHWARTZ & ASSOCIATES
                         333 S. Grand Avenue, Suite 3950
                              Los Angeles, CA 90071
                            Telephone: (213) 621-0977
                            Facsimile: (213) 621-0982



                                   October 23, 1997


Quarterdeck Corporation
13160 Mindanao Way
Marina del Rey, California 90292

        Re:  Quarterdeck Corporation - Form S-3 Registration Statement

Ladies and Gentlemen:

        We have acted as special counsel to Quarterdeck Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, of 14,934,406 shares of the Company's common stock, $.001 par value (the "Shares"). The Shares are issuable upon conversion of the Company's Series C Convertible Preferred Stock (the "Preferred Stock") pursuant to a Certificate of Designations of Series C Convertible Preferred Stock of Quarterdeck Corporation dated September 30, 1997 (the "Certificate of Designations").

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares to be issued upon conversion of the Preferred Stock, when issued in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement.


                                        Very truly yours,


                                        SCHWARTZ & ASSOCIATES